UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009
FREEDOM FINANCIAL GROUP, INC. (Exact Name of Registrant as Specified in its Charter)

Delaware	001-51286	43-1647559
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

3058 East Elm Street, Springfield, MO 65802
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (417) 886-6600 ________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On December 21, 2009, the Company made an initial liquidating distribution in the amount of $0.17 per share and an aggregate of approximately $3.4 million to our stockholders of record as of the close of business on December 14, 2009.

On December 21, 2009, the Company was advised that its shares would no longer be quoted by FINRA on their Over The Counter Bulletin (symbol “FFGR”), beginning after the close of business on that date, as we had previously requested.

Cautionary Statement Regarding Forward-Looking Information.

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  In particular, any statements that do not relate to historical or current facts constitute forward-looking statements, including any statements contained herein regarding our expectations with regard to the payment of liquidating distributions to stockholders over the three-year period following the Effective Date.  Forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements.  Factors that might affect actual future liquidating distributions include, among other things, the number and amount of claims asserted against or reserved for by the Company during the liquidation process and the expenses of liquidation.  The forward-looking statements are based on our beliefs, assumptions and expectations as of the date of this report, taking into account information currently available to us.  Those beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us, including those events and factors detailed in our filings with the Securities and Exchange Commission.  Neither we nor any other person assumes responsibility for the accuracy or completeness of those statements.  We do not intend to update these forward-looking statements and undertake no duty to provide any such update under any circumstances.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEDOM FINANCIAL GROUP, INC. a dissolved Delaware corporation

By FFG Management, LLC, a Missouri limited liability company, as liquidating agent

	By:	/s/ Jerald L Fenstermaker
Jerald L Fenstermaker - Member
Dated: December 23, 2009